Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-72296, 333-72134 and 333-63637 on Form S-8 of Synergetics USA, Inc. of our report dated September 21, 2005 relating to our audits of the financial statements, which appear in this Annual Report on Form 10-K of Synergetics USA , Inc. for the years ended July 31, 2005, and 2004.
Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule II of Synergetics USA, Inc. listed in Item 15a. This financial statement schedule is the responsibility of Synergetics USA, Inc.’s management. Our responsibility is to express an opinion based on our audits of the financial statements. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein for the years ended July 31, 2005 and 2004.
St. Louis, Missouri
October 31, 2005